                                                                Exhibit 12

                             AMENDMENT NUMBER 1
                                   TO THE

                        HEALTHDYNE TECHNOLOGIES, INC.
                     RETIREMENT BENEFIT AWARD AGREEMENTS

     WHEREAS, the Healthdyne Technologies, Inc. (the "Company") has entered into Retirement Benefit Award Agreements (the "Agreements") with certain Executives;

     WHEREAS, the terms of the Agreements grant to the Board of Directors of the Company the power to amend the Agreements in writing from time to time; and

     WHEREAS, it is desirable to amend each of the Agreements to provide an offset to benefits payable to an Executive or an Executive's beneficiary under the Agreement for any benefits provided under any split-dollar life insurance agreement between such Executive and the Company.

     NOW, THEREFORE, effective ________________, 19___, each Agreement is amended as follows:

                                  Section 2

                                  BENEFITS

     1. Section 2.1(c) is amended by changing the phrase "using the actuarial assumptions listed in ss. 4" at the end of the third sentence thereof to the phrase "using the actuarial assumptions set forth in the definition of Actuarial Equivalent."

     2. Section 2.1(d) is amended by adding a new paragraph (2) thereto to read as follows and by renumbering the former paragraphs (2) through (8) as paragraphs (3) through (9), respectively:

              "(2) Actuarial Equivalent - means a benefit in the form of a lump sum payment which has an equivalent value computed by an enrolled actuary (as defined in Department of Labor Regulation Section 901.1(8)) using the following assumptions:

          Interest Rate:                        7%
          Mortality Table:                1983 GAM
          Cost of Living Increases for
          Social Security Benefits:       3%

     3.   A new Section 2.5 is added to read as follows:

          "2.5. Offset for Certain Benefits Payable Under Split-Dollar Life
                Insurance Agreements.

                a. Offset Value. Executive may own a life insurance policy (the "Policy") purchased on his or her behalf by the Company. The exercise of ownership rights under this Policy by Executive is, however, subject to certain conditions (set forth in a 'Split-Dollar Life Insurance Agreement' between Executive and the Company, pursuant to which the Company holds a security interest on the Policy) and, if Executive fails to meet the conditions set forth in the Split-Dollar Life Insurance Agreement, the Company may exercise its security interest in the Policy and cause Executive to lose certain benefits under the Policy. In the event that Executive satisfies the condition specified in Section 4 or 5 of the Split-Dollar Life Insurance Agreement, so that Executive or his or her beneficiary becomes entitled to exercise rights free from the Company's security interest under one of those sections, or the Company's security interest is otherwise released, the value of those benefits shall constitute an offset to Executive's benefits otherwise payable under this Agreement. As the case may be, this offset (the 'Offset Value') shall be equal to the cash surrender value of the Policy at the time Executive becomes entitled to exercise rights free from the Company's security interest, or in the case of Executive's death, the death benefits payable to the beneficiary under the Policy. The Actuarial Equivalent of the Offset Value shall be compared to the Actuarial Equivalent of the benefits payable under this Agreement (the 'Plan Value'), and the Plan Value shall be reduced by the Actuarial Equivalent of the Offset Value at the time and in the manner described in Section 2.5(b) or Section 2.5(c).

                b. Manner and Calculation of Payment. If, at the time Executive terminates employment, the Plan Value exceeds the Actuarial Equivalent of the Offset Value, the excess of the Plan Value over the Actuarial Equivalent of the Offset Value shall be paid to Executive or Spouse at the time and in the manner provided under the general provisions of Section 2; provided, however, that if such excess is less than $10,000, such excess shall be paid immediately to Executive or Spouse in a cash lump sum. For this purpose, the Plan Value shall be calculated by assuming that Executive or Spouse commences receiving benefits under this Agreement, as well as any Other Retirement Benefits, any Disability Benefits and Social Security Benefits, immediately upon Executive's termination of employment with the Company (or any related entity described in Section 2.1(d)(8)); provided, however, that if Executive terminates employment when Executive or Spouse is not eligible to commence the receipt of any of such benefits, the calculation of the Plan Value shall be determined assuming that any such benefits commence on the earliest date on which such benefits become payable.

                c. Payment of Certain Benefits. If the policy described in
     Section 2.5(a) insures the life of an individual other than Executive (the "Insured Party"), and if such Insured Party dies prior to Executive's becoming eligible for benefits under this Agreement, and if Executive or Spouse subsequently becomes eligible for benefits hereunder, the Plan Value (as defined in Section 2.5 (a) and
     Section 2.5(b)) shall then be offset by the Actuarial Equivalent of the amount equal to the death benefit previously paid to Executive or Executive's beneficiary pursuant to the Split-Dollar Life Insurance Agreement divided by the Tax Adjustment Factor (as defined below). Any remaining Plan Value shall thereupon be paid to the Executive or Spouse at the time and in the manner provided under the general provisions of
     Section 2; provided, however, that if such remaining Plan Value is less than $10,000, such remaining Plan Value shall be paid immediately to the Executive or Spouse in a cash lump sum.

                d. Tax Adjustment Factor. For purposes of this Section 2.5, Tax Adjustment Factor shall mean a number, determined by the Company, which is equal to one minus the sum of (a) the highest marginal federal personal income tax rate then in effect and (b) the effective highest marginal state income tax rate in the state in which Executive resides, net after the effect of the deduction for such state income tax for federal income tax purposes."

                                   Section 4

                           SOURCE OF BENEFIT PAYMENTS

     4. Section 4 is amended by deleting the clause "Unless there is a Change in Control of the Company," at the beginning of the first paragraph thereof and by capitalizing the first letter of the word "this" which appears after such clause.

        5. Section 4 is further amended by deleting the next three paragraphs thereof (which begin with the phrases "If a 'Change in Control does occur," "A delay by the Executive in the making" and "Any assets transferred to a trust") and by inserting the following provisions in place of those deleted paragraphs:

     "If a Change of Control (as defined below) occurs, all benefits accrued to date by Executive shall cease to be forfeitable under Section 3 of this Agreement, and Executive in his discretion exercised at any time thereafter may require the Company on behalf of Executive to place in an individual grantor trust established by the Company for the benefit of Executive (and Spouse, if any), of the type and with the terms and conditions of the sample trust document attached hereto as Exhibit B, an amount of money which is the lump sum
Actuarial Equivalent of Executive's benefits accrued to date. The Company shall establish such trust and transfer such amount of money to the trust as soon as practicable but in no event later than 30 days after written request from Executive is received by the Company. Within 30 days after the end of each calendar year thereafter, the Company shall make additional contributions to the trust in amounts which, when added to the funds held by the trust, are equal to the lump sum Actuarial Equivalent of the benefits accrued by Executive as of the end of such calendar year. A delay by Executive in the making of a request for the establishment of such a trust shall in no way compromise or invalidate Executive's rights with respect thereto. For purposes of determining the amounts to be transferred to a trust following a Change in Control, 'benefits accrued' and 'benefit accruals' shall be determined (1) without regard to the possibility of any offset under Section 2.5 or whether Executive has completed

10 Years of Service, (2) assuming that Executive retires and commences receiving benefits under this Agreement at the earliest date that benefits become payable under the Agreement, and (3) assuming that any Other Retirement Benefits and Social Security Benefits commence at the earliest date on which such benefits become payable.

     Except as provided herein, any assets transferred to a trust following a Change in Control in accordance with the terms of the preceding paragraph shall be irrevocably committed to paying benefits under this Agreement. No assets of such trust shall revert to the Company prior to the payment of all benefits payable to Executive under this Agreement (determined after any offset is made pursuant to Section 2.5 of this Plan). In the event that Executive terminates employment prior to completing 10 Years of Service, no benefits shall be payable to Executive under this Agreement, and all assets held under such a trust shall immediately revert to the Company. Notwithstanding anything contained herein to the contrary, in the event that the value of the trust fund ever exceeds 150% of the lump sum Actuarial Equivalent of Executive's accrued but unpaid benefits (determined without regard to any offset pursuant to Section 2.5 until such offset, if any, has actually occurred), that portion of the trust fund in excess of 150% of such lump sum Actuarial Equivalent may, in the Company's discretion, revert to the Company. In addition, Executive shall be entitled to request immediate distribution from the trust of all or a portion of the amount of taxes for which Executive has become liable as a result of the transfer of assets to the trust or as a result of investment income earned by such trust."

                                   EXHIBIT B

     6. Exhibit B is amended by changing the title thereof to "Healthdyne Technologies, Inc. Grantor Trust for Retirement Benefits for ____________" and by changing the first paragraph thereof to read as follows:

               "This Agreement made this ___ day of ___________,19__ by and between Healthdyne Technologies, Inc. ('Company') and ___________________, a commercial bank or trust company acceptable to a majority of Company's executives and former executives who have entered into retirement benefit award agreements with the Company and are or may become eligible to receive retirement benefits pursuant to such agreements ('Trustee')."

     7. Exhibit B is further amended by restating the "Whereas" clauses to read as follows:

               WHEREAS, Company has entered into a Retirement Benefit Award Agreement ('Agreement') with _________________ [insert name of executive] ('Executive');

               WHEREAS, Company has incurred or expects to incur liability under the terms of such Agreement with respect to Executive;

               WHEREAS, Company wishes to establish a trust ('Trust') and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Executive and/or Executive's surviving Spouse in such manner and at such time as provided in the Agreement;

               WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as a part of an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

               WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement;".

     8. Exhibit B is further amended by deleting subsections (d) through (g) of Section 1 and inserting the following new subsections (d) through (i) in place thereof:

               "(d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Executive and general creditors as set forth herein. Executive and/or Executive's surviving Spouse (as defined in the Agreement) shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall be mere unsecured contractual rights of Executive and/or Executive's surviving Spouse against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

               (e) Company shall, as soon as possible but in no event later than the date specified in the Agreement, make an irrevocable contribution to the Trust in an amount that is the lump sum Actuarial Equivalent (as defined in the Agreement) of Executive's accrued benefits (as defined in the second paragraph of Section 4 of the Agreement) as of the date on which this Trust is established.

               (f) Within 30 days following the end of each calendar year after the Trust is established, Company shall be required to irrevocably deposit additional cash or other property to the Trust in an amount which, when combined with the other trust assets, is equal to the lump sum Actuarial Equivalent of the Executive's accrued benefits under the terms of the Agreement as of the close of the calendar year.

               (g) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor Executive (nor Executive's Spouse) shall any right to compel such additional deposits.

               (i) Notwithstanding anything to contrary contained herein, in the event that the value of the Trust funds ever exceeds 150% of the lump sum Actuarial Equivalent of the accrued benefits of Executive (determined without regard to any offset pursuant to Section 2.5 of the Agreement unless such offset, if any, has actually occurred), that portion of Trust Fund in excess of 150% of such lump sum Actuarial Equivalent may, in the Company's discretion, revert to Company."

     9. Exhibit B is further amended (a) by replacing the phrases "each Plan participant (and his or her beneficiary)" and "Plan participants and their beneficiaries" with the phrase "Executive and/or Executive's surviving Spouse",
(b) by replacing the phrases "Plan participant or his or her beneficiaries" and "Plan participants or their beneficiaries" with the phrase "Executive or Executive's surviving Spouse", and (c) by replacing the term "Plan(s)" with the term "Agreement" throughout Sections 2 through 13.

     10. Sections 11 and 12 of Exhibit B are amended by replacing the three phrases "a majority of the participants and beneficiaries entitled to benefit payments", "all participants and beneficiaries entitled to benefit payments" and "all participants and beneficiaries entitled to payment of benefits" with the phrase "Executive or, if Executive is no longer living, Executive's surviving Spouse."

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this ____ day of ________________, 1996.

                                                HEALTHDYNE TECHNOLOGIES, INC.

                                                By___________________________

                                                By:__________________________